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                                 AMENDMENT TO BYLAWS
                                          OF
                              ADVANTUS SERIES FUND, INC.


Effective July 16, 1997, Section 5.02 of Article V of the By-Laws of Advantus Series Fund, Inc. shall be amended to read as follows:

     SECTION 5.02 ISSUANCE OF SHARES

          (a) The Board of Directors is authorized to cause to be issued shares of the corporation up to the full amount for each class authorized by the Articles of Incorporation in such amounts as may be determined by the Board of Directors and as may be permitted by law. No shares shall be allotted except in consideration of cash or securities. At the time of making such allotment of shares, the Board of Directors making such allotments shall state, by resolution, their determination of the fair value to the corporation in monetary terms of any consideration other than cash for which shares are allotted. No shares of stock issued by the corporation shall be issued, sold, or exchanged by or on behalf of the corporation for any amount less than the net asset value per share of the shares outstanding as determined pursuant to Article IX hereunder.

          (b) The total authorized number of shares of capital stock which the Corporation shall have authority to issue is one hundred trillion (100,000,000,000,000) shares of capital stock of the par value of one cent ($0.01) per share. The authorized shares may be issued in such series with such designations, preferences and relative participating, optional or other special rights, or qualifications, limitations or restrictions thereof, as shall be stated or expressed in a resolution or resolutions providing for the issue of any series of common shares as may be adopted from time to time by the Board of Directors of this Corporation pursuant to the authority hereby vested in said Board of Directors. The series of common shares which the Board of Directors may establish, as provided herein, may evidence, if the Board of Directors shall so determine by resolution, an interest in a separate and distinct portion of the Corporation's assets, which shall take the form of a separate portfolio of investment securities, cash and other assets. Authority to establish such separate portfolios is vested in the Board of Directors of this corporation, and such separate portfolios may be established by the Board of Directors without the authorization or approval of the holders of any series of shares of this Corporation.